                          ARTICLES OF INCORPORATION OF
                               SUCCESSORIES, INC.

                           AMENDED AND RESTATED AS OF
                                OCTOBER 28, 1999



                                   ARTICLE ONE

               The corporation was incorporated on July 11, 1990,
                        under the name Successories, Inc.

                On February 4, 1992, the corporation amended its
                            Articles of Incorporation
                     to change its name to Celex Group, Inc.

                 On August 2, 1996, the corporation amended its
                            Articles of Incorporation
                    to change its name to Successories, Inc.


                                   ARTICLE TWO

  The name and address of the registered agent and its registered office are:

                                C. Richard Farmer
                        30 N. LaSalle Street, Suite 1200
                                Chicago, IL 60602
                                   Cook County


                                  ARTICLE THREE

      The purpose or purposes for which the corporation are organized are:

            The transaction of any and all lawful business for which
             corporations may be incorporated under the laws of the
                            Business Corporation Act
                            of the State of Illinois

                                  ARTICLE FOUR

         Paragraph 1:  The authorized shares are:


           Class                         Par Value     Number of Shares
                                         Per Share       Authorized
-----------------------------------------------------------------------------
         Common                            $.01          20,000,000

         Preferred - Undesig.              $.01             395,241


         Convertible Preferred -
         Series A                          $.01             503,092

         Convertible Preferred -
         Series B                          $.01             101,667


     Paragraph 2: The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are:


                                THE COMMON STOCK

     Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article Four of these Amended and Restated Articles of Incorporation, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in these Amended and Restated Articles of Incorporation including without limitation the following rights and privileges:

     (a) each outstanding share of the Common Stock shall be entitled to one vote in each matter submitted to a vote at a meeting of shareholders, and except as specifically provided in the By-Laws of the Corporation in accordance with applicable law, in all elections for directors, there shall be no cumulative voting for directors by the shareholders.

     (b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available therefor, and

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

     (c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.



                               THE PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. The description of shares of each series, including without limitation any preferences, conversion and other rights, voting and other rights, restrictions, limitations, qualifications, and terms and conditions of redemption, shall be as set forth in resolutions from time to time hereafter adopted by the Board of Directors and in filings made as required by law from time to time prior to the issuance of such shares.

     Without limiting the generality of the foregoing, the Board of Directors is expressly vested with authority to fix and determine as to each series:

     (a)  its distinctive designation,

     (b)  the number of shares to be issuable,

     (c) the rate of dividend, and whether (and if so on what terms and conditions) dividends shall be cumulative or shall be payable in preference or in any other relation to the dividends payable on any other class or classes of stock or any other series of the Preferred Stock,

     (d) whether shares may be redeemed and, if so, the terms and conditions on which they may be redeemed (including without limitation the dates upon or after which they may be redeemed and the price or prices at which they may be redeemed, which price or prices may be different in different circumstances or at different redemption dates),

     (e) whether the shares shall be issued with the privilege of conversion and, if so, the terms and conditions of such conversion or exchange (including without limitation the price or prices or the rate or rates of conversion or any terms for adjustment thereof),

     (f) any limitation or denial of voting rights or grant of special voting rights (it being recited for the avoidance of doubt that the Board of Directors is granted authority to limit or deny voting rights in its resolution establishing any series of the Preferred Stock and that the grant of such authority is to be deemed made under Sections 6.10 and
          7.40 of the Illinois Business Corporation Act of 1983),

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

     (g) the amounts payable upon the shares in the event of voluntary liquidation, dissolution or winding up of the Corporation,

     (h) the amounts payable upon the shares thereof in the event of involuntary liquidation, dissolution or winding up of the Corporation, and

     (i) sinking fund provisions, if any, for the redemption or purchase of the shares (the term "sinking fund" being understood to include any similar fund, however designated).

     In all other respects, the rights and preferences of all of the shares of the Preferred Stock shall be identical.


                    SERIES A CONVERTIBLE PREFERRED STOCK AND
                      SERIES B CONVERTIBLE PREFERRED STOCK


     1.   DESIGNATION; NUMBER.

          The total number of shares of Preferred Stock which the Corporation has authority to issue is 1,000,000 shares of Preferred Stock, par value $.01 per share, of which 503,092 are designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock:"), and 101,667 are designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock"). The Series A Preferred Stock and the Series B Preferred Stock shall be referred to herein, collectively, as the Convertible Preferred Stock.

     2.   DIVIDENDS.

          (a) RATE OF DIVIDENDS. The holders of outstanding Convertible Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends at the rate of eight percent (8%) of the Stated Value (as defined herein) thereof per annum commencing on the date of issuance of such shares. The "Stated Value" shall mean, with respect to the Series A Preferred Stock, an amount equal to $2.425 per share and, with respect to the Series B Preferred Stock, an amount equal to $15.00 per share. Dividends on the Convertible Preferred Stock shall be payable in preference to payment of any dividend on Common Stock or other capital stock of the Corporation. Accrued and unpaid dividends on the Convertible Preferred Stock shall be paid (i) on April 30, July 31, October 31 and January 31 of each year, for each three-month period then ending, to the holders of record as they appear on the books and records of the Corporation 10 days preceding each payment date, and (ii) on the date certificates representing Common Stock of the Company are delivered or required to be delivered following any conversion of Convertible Preferred Stock pursuant to Paragraph 4 of this section, whether such conversion is optional or automatic. Notwithstanding the foregoing clause (i), dividends on the Series A Preferred Stock shall be paid commencing on July 31, 2000 and dividends on the Series B Preferred Stock shall be paid commencing on October 31, 2000, on which dates the Corporation shall pay all dividends that have accrued from the date of issuance of the Series A Preferred Stock and the Series B Preferred Stock, respectively, until such payment date.

          (b) PAYMENT IN COMMON STOCK. In lieu of payment in cash, at the option of the Corporation or, upon written notice delivered to the Corporation, at the option of the holders of a majority of the Convertible Preferred Stock then outstanding, determined with the Series A Preferred Stock and the Series B Preferred Stock voting as a single class (such a majority of the Series A Preferred Stock and the Series B Preferred Stock being referred to herein as a "Majority of the Convertible Preferred Stock"), the Corporation shall pay dividends on the Convertible Preferred Stock in shares of Common Stock that have an aggregate Fair Market Value (as defined herein) equal to the aggregate dividends payable. "Fair Market Value" means the average of the last reported sales price of the Common Stock on the Nasdaq Stock Market or on any national or regional securities exchange on which the Common Stock is listed or admitted to unlisted trading privileges, as reported for each of the 10 consecutive trading days ending on the 10th trading date prior to any dividend payment date.


     3.   LIQUIDATION PREFERENCE.

          (a) PREFERENCE OVER JUNIOR SECURITIES. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation in respect of the Common Stock or other capital stock of the Corporation, the Stated Value thereof for each share of Convertible Preferred Stock then held by them and, in addition, an amount equal to all accrued but unpaid dividends on such Convertible Preferred Stock. After payment or setting apart of payment has been made to the holds of the Convertible Preferred Stock of the full preferential amounts so payable to them, the holders of Common Stock and other capital stock shall be entitled to receive pro rata the remaining assets of the Corporation. If the assets and funds available for distribution to the holders of the Convertible Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of Convertible Preferred Stock, on a pro rata basis (I.E., based on the number of shares of Common Stock in to which each holder's shares of Convertible Preferred Stock are then convertible relative to the total number of shares of Common Stock into which all outstanding shares of Convertible Preferred Stock are then convertible).

          (b) TRIGGERING EVENTS. For purposes of this Paragraph 3 of this section, a liquidation of the Corporation shall be deemed to include, without limitation, the following events: (i) a reorganization or merger of the Corporation with or into any other corporation or entity (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any adverse change in the rights, preferences or privileges of the Common Stock); (ii) a sale of all or substantially all of the assets of the Corporation; or (iii) a change in the majority of the Board of Directors, occurring during any 13-month period commencing on October 19, 1999, that was not approved by a majority of the directors serving on October 19, 1999, or by a majority of those subsequently elected directors whose election or nomination for election was approved by a majority of the directors then serving on the Board of Directors.

     4.   CONVERSION.

          (a) OPTIONAL CONVERSION. Each share of Series A Preferred Stock and Series B Preferred Stock shall be convertible, at any time at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value of Series A Preferred Stock and Series B Preferred Stock by the applicable Conversion Price (as defined below) of the Series A Preferred Stock or Series B Preferred Stock, respectively, in effect at the time of conversion. The "Conversion Price" initially shall mean, with respect to the Series A Preferred Stock, an amount equal to $2.425 per share and, with respect to the Series B Preferred Stock, an amount equal to $2.3625 per share; provided that each such initial Conversion Price shall be subject to adjustment as provided in Paragraph 4(e) of this section. The ratio of the Stated Value of the Series A Preferred Stock or Series B Preferred Stock divided by the Conversion Price of the Series A Preferred Stock or Series B Preferred Stock, respectively, in effect at any specified time is hereinafter referred to as the "Conversion Ratio" for such series of Convertible
Preferred Stock.

          (b) AUTOMATIC CONVERSION. Each share of Convertible Preferred Stock automatically, without action on the part of the Corporation or the holder thereof, shall be converted into shares of Common Stock, at the then effective Conversion Ratio with respect thereto, in the event that the closing sales price of the Common Stock equals or exceeds $10.00 per share for 30 consecutive trading days commencing on or after October 18, 2000. Any such automatic conversion shall be deemed to have occurred as of the close of trading on the 30th such consecutive trading day.

          (c) MECHANICS OF CONVERSION. Before any holder of Convertible Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificates representing the Convertible Preferred Stock to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for the Convertible Preferred Stock, and shall give written notice to the Corporation that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Paragraph 4(b) of this section, the outstanding shares of Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Convertible Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, but in no event more than five business days later, issue and deliver to such holder a certificate for the number of shares of Common Stock to which the holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock plus any accrued but unpaid dividends on such converted shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Convertible Preferred Stock to be converted or, in the case of automatic conversion, on the 30th consecutive trading day described in Paragraph 4(b) of this section, and the persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock on such date.

          (d) FRACTIONAL SHARES. In lieu of any fractional shares to which the holder of Convertible Preferred Stock otherwise would be entitled, the Corporation shall pay cash equal to such fraction multiplied by the average of the last reported sales price of the Common Stock on the Nasdaq Stock Market, or on any national or regional securities exchange on which the Common Stock is listed or admitted to unlisted trading privileges, as reported for each of the 10 consecutive trading days ending on the trading date immediately prior to the conversion date. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Convertible Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (e) ADJUSTMENT OF CONVERSION PRICE. The Conversion Price for the Series A Preferred Stock and/or the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock, or by a subdivision or split-up of shares of Common Stock, then on the date such dividend is made or such change is effective, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Convertible Preferred Stock shall be increased in proportion to such increase in the number of shares of Common Stock outstanding.

               (ii) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then on the effective date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Convertible Preferred Stock shall be decreased in proportion to such decrease in the number of shares of Common Stock outstanding.

               (iii) In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of the Convertible Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Convertible Preferred Stock is then convertible.

               (iv) In case any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any adverse change in the rights, preferences or privileges of the Common Stock) is effected at any time after October 15, 1999, each share of Convertible Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if, immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition, such holder had converted such share of Convertible Preferred Stock into Common Stock. The provisions of this clause (iv) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

               (v) If the Corporation issues or sells (or in accordance with Paragraph 4(d)(vii)A) of this section is deemed to have issued or sold) any shares of Common Stock after May 28, 1999, for a consideration per share less than the Conversion Price of the Series A Preferred Stock in effect immediately prior to such issuance or sale (for purposes of this Paragraph 4(e)(v), a "Dilutive Issuance"), then the Conversion Price of the Series A Preferred Stock in effect immediately prior to such Dilutive Issuance forthwith shall be adjusted, to prevent dilution of the conversion rights granted under this Paragraph 4, to an amount equal to the quotient obtained by dividing:

                    (A) an amount equal to (1) the product of the Conversion Price of the Series A Preferred Stock immediately prior to such Dilutive Issuance, multiplied by the total number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance, on a fully diluted basis (E.G., including any shares deemed to have been issued pursuant to Paragraph 4(e)(vii)(A) plus shares of Common Stock issuable upon conversion of the Series B Preferred Stock (before any adjustment to the Series B Preferred Stock Conversion Price that also may be required as a result of such Dilutive Issuance)), plus (2) the consideration received (or deemed to be received, in accordance with Paragraph 4(e)(vii)(A) below) by the Corporation upon such issuance or sale by:

                    (B) the number of shares of Common Stock outstanding, on a fully diluted basis (E.G., including any shares deemed to have been issued pursuant to Paragraph 4(e)(vii)(A) plus shares of Common Stock issuable upon conversion of the Series B Preferred Stock (before any adjustment to the Series B Preferred Stock Conversion Price that also may be required as a result of such Dilutive Issuance)), immediately after such issuance or sale.

               (vi) If the Corporation issues or sells (or in accordance with Paragraph 4(e)(vii)(A) of this section is deemed to have issued or sold) any shares of Common Stock after October 18, 1999 for a consideration per share less than the Conversion Price of the Series B Preferred Stock in effect immediately prior to such issuance or sale (for purposes of this Paragraph 4(e)(vi) of this section, a "Dilutive Issuance"), then the Conversion Price of the Series B Preferred Stock in effect immediately prior to such Dilutive Issuance forthwith shall be adjusted, to prevent dilution of the conversion rights granted under this Paragraph 4 of this section, to an amount equal to the quotient obtained by dividing:

                    (A) an amount equal to (1) the product of the Conversion Price of the Series B Preferred Stock immediately prior to such Dilutive Issuance, multiplied by the total number of shares of Common Stock outstanding immediately prior to such Dilutive Issuance, on a fully diluted basis (E.G., including any shares deemed to have been issued pursuant to Paragraph 4(e)(vii)(A) of this section plus shares of Common Stock issuable upon conversion of the Series A Preferred Stock (before any adjustment to the Series A Preferred Stock Conversion Price that also may be required as a result of such Dilutive Issuance)), plus (2) the consideration received (or deemed to be received, in accordance with Paragraph 4(e)(vii)(A) of this section) by the Corporation upon such issuance or sale, by:

                    (B) the number of shares of Common Stock outstanding, on a fully diluted basis (E.G., including any shares deemed to have been issued pursuant to Paragraph 4(e)(vii)(A) of this section plus shares of Common Stock issuable upon conversion of the Series A Preferred Stock (before any adjustment to the Series A Preferred Stock Conversion Price that also may be required as a result of such Dilutive Issuance)), immediately after such issuance or sale.

               (vii) For purposes of any adjustment of the Conversion Price pursuant to Paragraph 4(e) of this section, the following provisions shall be applicable:

                    (A) CONVERTIBLE SECURITIES. If the Corporation grants any options, warrants, convertible securities having rights to subscribe for or to purchase shares of Common Stock, or any other securities convertible into or exchangeable for Common Stock (collectively, "Convertible Securities"), then (x) the maximum number of shares of Common Stock issuable upon the exercise or conversion of such Convertible Securities shall be deemed to have been issued and sold by the Corporation on the date such Convertible Securities are granted or issued, and (y) the "consideration per share" for such Convertible Securities shall equal the consideration received by the Corporation for any such Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise or conversion of all such Convertible Securities. Upon the expiration of or the termination of any right to convert or exchange any Convertible Securities, in each case without the exercise or conversion of such Convertible Securities, the then effective Conversion Price with respect to the Series A Preferred Stock or Series B Preferred Stock, as applicable (if previously adjusted for such Convertible Securities), shall be adjusted, at the time of such expiration or termination, to the Conversion Price that would have been in effect had the adjustment made upon grant or issuance of the Convertible Securities been made upon the basis of the issuance or sale of only those shares of Common Stock actually issued upon the exercise or conversion of such Convertible Securities.

                    (B) CALCULATION OF CONSIDERATION RECEIVED. If any Common Stock or Convertible Securities are issued or granted, or deemed to have been issued or granted, (x) for cash, then the aggregate consideration received by the Corporation therefor shall be deemed to equal the gross amount of cash received by the Corporation therefor,
          (y) for consideration other than cash (and other than securities), then the aggregate consideration received by the Corporation therefor shall be deemed to equal the fair value of such consideration as of the date of receipt, as determined by the Board of Directors of the Corporation, in good faith, and reported to the holders of Convertible Preferred Stock in writing, or (z) for consideration consisting of securities, then the consideration received by the Corporation therefor shall be based upon the average of the last reported sales price of such securities on the Nasdaq Stock Market, or on any national or regional securities exchange on which such securities are listed or admitted to unlisted trading privileges, as reported for each of the 10 consecutive trading days ending on the

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          10th trading date prior to the Corporation's receipt of the securities, or (if such securities are not so listed or admitted) the last reported sales price reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc., or (if such securities are not so listed or quoted) at such price determined by the Board of Directors of the Corporation, in good faith, and reported to the holders of Convertible Preferred Stock in writing.

                         (C) INTEGRATED TRANSACTIONS. In case any Convertible Securities are issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Convertible Securities by the parties thereto, the Convertible Securities will be deemed to have been issued without consideration.

                         (D) REACQUIRED SHARES. The Common Stock deemed to be outstanding at any given time shall not include any shares owned or held by or for the account of the Corporation or any subsidiary of the Corporation.

                    (viii) EXEMPT ISSUES. Notwithstanding any other provision hereof, no adjustment to the Conversion Price of the Series A Preferred Stock or the Series B Preferred Stock shall be made pursuant to Paragraph 4 of this section on account of (A) the issuance and sale of 101,667 shares of Series B Preferred Stock on October 18, 1999; or (B) the issuance of shares of Common Stock (1) in respect of rights granted pursuant to Successories, Inc.'s Stock Option Plan or Employee Stock Purchase Plan, each as currently in effect or as amended with approval of the stockholders of the Corporation; (2) in respect of stock options or warrants outstanding as of October 18, 1999; (3) upon the conversion of any shares of Convertible Preferred Stock; or (4) pursuant to the 1999 Senior Management Bonus Plan in effect for the Corporation's 1999 fiscal year.

          (f) MINIMAL ADJUSTMENTS. All calculations under Paragraph 4 of this section shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be. No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

          (g) NO IMPAIRMENT. The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Paragraph 4 of this section and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Convertible Preferred Stock against impairment.

          (h) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment of the Conversion Price pursuant to Paragraph 4 of this section, the Corporation shall prepare and furnish to each holder of Series A Preferred Stock and/or the Series B Preferred Stock, as applicable, a certificate

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

signed by the Chief Financial Officer of the Corporation setting forth such adjustment and showing in detail the facts upon which such adjustment is based.

          (i) NOTICES OF RECORD DATE. In the event of any taking by the Corporation (1) of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Convertible Preferred Stock, at least 20 days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right and the amount and character of such dividend, distribution or right.

          (j) NOTICES. Any notice required by the provisions of Paragraph 4 of this section to be given to any holder of Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the Corporation's books.

          (k) RESERVATION OF COMMON STOCK. The Corporation, at all times, shall reserve and keep available, out of its authorized and unissued capital stock and solely for the purpose of effecting the conversion of Convertible Preferred Stock, such number of shares of Common Stock that is sufficient to effect the conversion of all shares of Series A Preferred Stock and Series B Preferred Stock from time to time outstanding. If necessary to comply with this Paragraph 4(k), the Corporation shall increase the authorized amount of its Common Stock in accordance with Illinois law.

     5. VOTING RIGHTS.

          (a) GENERAL. Each holder of a share of Series A Preferred Stock or Series B Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote and except as otherwise set forth herein. The holder of each share of Convertible Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which each such share of Convertible Preferred Stock could be converted on the record date for the vote or consent of shareholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Convertible Preferred Stock held by each holder) shall be disregarded.

          (b) RIGHT TO ELECT DIRECTOR. In addition to the voting rights set forth in Paragraph 5(a) of this section, the holders of a Majority of the Convertible Preferred Stock, voting separately as a single class, shall be entitled to nominate and to elect three (3) persons to the Board of Directors of the Corporation and to designate the class of director (Class I, II or III) of each such person.

          (c) PROTECTIVE PROVISIONS. In addition to any other class vote that may be required by law or as provided herein, so long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the affirmative vote of the holders of a Majority of the Convertible Preferred Stock then outstanding:

               (i) effect any amendment to the Articles of Incorporation of the Corporation that would change the authorized number of shares of Series A Preferred Stock or Series B Preferred Stock, or the respective right, preferences and privileges thereof;

               (ii) create any class or series of shares of capital stock having dividend, liquidation or other rights or preferences equal or superior to those of either the Series A Preferred Stock or the Series B Preferred Stock;

               (iii) increase to more than seven (7) the number of members that shall constitute the entire Board of Directors of the Corporation; or

               (iv) enter into any line of business that is not directly related to sales of the Corporation's core motivational and self-improvement products by direct marketing, through internet/e-commerce sales and through franchised retail stores.

     6. PRE-EMPTIVE RIGHTS. In the event the Corporation proposes to issue additional shares of Common Stock, Convertible Securities (other than Convertible Securities described in Paragraph 4(e)(viii) of this section) or other capital stock for sale, the Corporation first shall offer to sell such Common Stock, Convertible Securities or other capital stock to the holders of the Convertible Preferred Stock, on a pro rata basis (I.E., based on the number of shares of Common Stock into which such shares of Convertible Preferred Stock are then convertible, plus the number of shares of Common Stock issued as dividends pursuant to Paragraph 2(b) of this section, relative to the total number of shares of Common Stock outstanding computed on a fully diluted basis), at a price equal to the offering price of such additional shares of Common Stock, Convertible Securities or other capital stock. Any such shares not subscribed for by the holders of the Convertible Preferred Stock within 10 days after receipt from the Corporation of the written offer to sell may be sold by the Corporation to any other purchaser at a price not less than the price offered to the holders of Convertible Preferred Stock.

     7. NO REISSUANCE OF CONVERTIBLE PREFERRED STOCK. No shares of Series A Preferred Stock or Series B Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

                                  ARTICLE FIVE

    The number of shares issued by the corporation as of the date hereof is:

                     Class                    Par Value   Number of
                                              Per Share   Shares Issued
-------------------------------------------------------------------------------
                  Common                        $.01      6,932,160

                  Preferred - Undesig.          $.01            -0-

                  Convertible Preferred -
                  Series A                      $.01        503,092

                  Convertible Preferred -
                  Series B                      $.01        101,667

         The amount of paid-in capital as of the date hereof is $27,498,884


                                   ARTICLE SIX

         A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the Illinois Business Corporation Act of 1983, or (iv) for any transaction from which the director derived an improper personal benefit. If the Illinois Business Corporation Act of 1983 is amended after approval by the shareholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Illinois Business Corporation Act of 1983, as so amended.

         Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


                                  ARTICLE SEVEN

         Paragraph 1: The number of directors which shall constitute the whole Board of Directors shall be determined from time to time by resolution adopted by a majority of the entire Board of Directors in a manner consistent with the by-laws. No decrease in the number of directors shall shorten the term of any incumbent director.

         Paragraph 2: The Board of Directors shall be classified, with respect to the time for which they severally hold office, into three (3) classes, as nearly equal in number as possible. At each annual meeting of shareholders after the adoption of this provision, the successors of the class of directors whose term is expiring at such meeting shall be elected to hold office for a term expiring at the annual meeting of the shareholders to be held in the third year following their election, with each such director in each case to hold office until his or her successor is elected and qualified.

         Paragraph 3: Any director may be removed from office at any time, but only for cause and only upon the affirmative vote of the holders of at least 66 2/3 of the voting power of the then outstanding shares of the capital stock of the corporation.

         Paragraph 4: Notwithstanding any provision in the Amended and Restated Articles of Incorporation to the contrary, the affirmative vote of the holders of at least 66 2/3 of the voting power of the then outstanding shares of the capital stock of the corporation shall be required to repeal, amend, modify or adopt any provision inconsistent with the provisions of this Article Seven.

                                  ARTICLE EIGHT

         The shareholders shall take action by the affirmative vote of a majority of the voting power of all voting shares represented at a duly held meeting of the shareholders, except where a larger proportion is required by law, these Amended and Restated Articles or a shareholder control agreement.